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                                                                    Exhibit 99.1


News Release
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Media Contact:               Clarence Ehlers
                             (219) 273-7327

Analyst/Investor Contact:    Joseph A. Rainis
                             (219) 273-7158


                     NATIONAL STEEL AND USWA ANNOUNCE TALKS

Mishawaka, IN, and Pittsburgh, PA, June 30, 1999 - National Steel Corporation (NYSE: NS) and the United Steelworkers of America (USWA) today jointly announced that they began formal collective bargaining talks on June 18 for a new Basic Labor Agreement. The existing Basic Labor Agreement expires July 31, 1999.

Talks to date have centered primarily on local plant issues; however, certain top level discussions have taken place. "It is anticipated that with the recent announcement of a tentative agreement between U.S. Steel, Bethlehem Steel and the United Steelworkers of America, the discussions between National and the USWA may be expedited," said Leon Judd, Chief Negotiator for National Steel Corporation.

"We are pleased that a tentative agreement has been reached between U.S. Steel, Bethlehem Steel and the United Steelworkers of America. We are confident that with this lead settlement being established and our progress to date, we should be able to wrap this up quickly," said Harry Lester, Chairman of the Negotiating Committee for the United Steelworkers of America with National Steel Corporation.

Headquartered in Mishawaka, Indiana, National Steel Corporation is the nation's fourth largest integrated steel company, with annual shipments of approximately six million tons of flat-rolled products. National Steel employs approximately 9,200 employees. Visit National Steel's website at: www.nationalsteel.com.